Exhibit 99.1

Moody’s Corporation Reports Results for Fourth Quarter and Full-Year 2009

  Reported 4Q09 EPS of $0.43 up 16% from 4Q08
  Reported FY09 EPS of $1.69 down 10% from FY08
  4Q09 revenue up 20%; FY09 revenue up 2%
  Expected FY 2010 EPS between $1.75 and $1.85

NEW YORK--(BUSINESS WIRE)--February 4, 2010--Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full-year 2009.

Summary of Results for Fourth Quarter 2009

Moody’s reported revenue of $485.8 million for the three months ended December 31, 2009, an increase of 20% from $403.7 million for the fourth quarter of 2008. Operating income for the quarter was $178.9 million, a 43% increase from $125.4 million for the same period last year. Diluted earnings per share of $0.43 for the fourth quarter of 2009 included a benefit of $0.01 related to previously announced restructuring activities. Excluding restructuring adjustments in both periods, diluted earnings per share of $0.42 for the quarter increased 14% from $0.37 in the prior-year period.

Summary of Results for Full-Year 2009

Moody’s Corporation revenue for the full-year 2009 totaled $1,797.2 million, an increase of 2% from $1,755.4 million for 2008. U.S. revenue of $920.8 million increased 1%, while non-U.S. revenue of $876.4 million increased 4% from the prior year. Operating income of $687.5 million declined 8% from $748.2 million for the full-year 2008, and the operating margin was 38.3% for the full-year 2009. Excluding the unfavorable impact from foreign currency translation, revenue increased 4% from the prior-year period. The impact of foreign currency translation on operating income was negligible. Diluted earnings per share of $1.69 for the full-year 2009 included a net charge of $0.01, reflecting costs related to previously announced restructuring plans partially offset by a benefit from certain legacy tax matters. Excluding these items in both years, diluted earnings per share of $1.70 for the full-year 2009 decreased 7% from $1.82 for the full-year 2008.

"Moody's full-year results reflected gradual improvement of credit markets throughout 2009. Strength in corporate debt issuance and growth from Moody's Analytics provided a slight increase in revenue from the prior year, but activity was limited in other areas of the markets," said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. "We anticipate continuing recovery for 2010, but also expect market conditions to remain challenging until economic improvement across key markets is sustained. With this outlook, we are projecting a stronger revenue increase and a return to earnings growth for 2010, with ongoing expense management to support business initiatives and regulatory and compliance efforts.”

Fourth Quarter Revenue

For Moody’s Corporation overall, global revenue of $485.8 million increased 20% from the fourth quarter of 2008. Excluding the favorable impact of foreign currency translation, revenue increased 17 percent. U.S. revenue of $245.1 million for the fourth quarter of 2009 increased 25% from the fourth quarter of 2008, while revenue generated outside the U.S. of $240.7 million increased 16% from the prior-year period. Revenue generated outside the U.S. represented 50% of Moody’s total revenue for the quarter, down from 52% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the fourth quarter of 2009 was $331.9 million, an increase of 31% from the prior-year period. Excluding the favorable impact of foreign currency translation, revenue grew 26 percent. U.S. revenue of $179.1 million for the fourth quarter of 2009 increased 42% from the fourth quarter of 2008. Outside the U.S., revenue of $152.8 million increased 19% from the year-ago period.

Within MIS, global corporate finance revenue of $115.2 million in the fourth quarter of 2009 increased 99% from the same quarter of 2008. U.S. corporate finance revenue increased 106% from the fourth quarter of 2008, while outside the U.S., revenue increased 90% from the prior-year period. Growth was primarily driven by activity in the high-yield bond market.

Global structured finance revenue totaled $78.7 million for the fourth quarter of 2009, a decrease of 14% from a year earlier. U.S. structured finance revenue increased 5% from the year-ago period, reflecting increased issuance activity from asset-backed securities and commercial real-estate finance. Non-U.S. structured finance revenue decreased 25%, driven by revenue declines across all asset classes as improved credit market conditions slowed use of securitization for central bank supported programs.

Global financial institutions revenue of $72.0 million in the fourth quarter of 2009 increased 27% compared to the same quarter of 2008, due to gains from the banking sector. U.S. financial institutions revenue increased 18%, while non-U.S. revenue increased 35 percent.

Global public, project and infrastructure finance revenue was $66.0 million for the fourth quarter of 2009, an increase of 36% from the fourth quarter of 2008. U.S. revenue increased 36% from the prior-year period, primarily driven by stimulus plan-related public finance issuance. Non-U.S. revenue increased 35% with strong issuance in European infrastructure finance.

Global revenue for Moody’s Analytics (“MA”) for the fourth quarter of 2009 reached $153.9 million, up 3% from the same quarter of 2008. Foreign currency translation did not materially impact revenue. Reflecting a realignment of revenue by product grouping in both periods, revenue from subscription-based research, data and analytics of $106.0 million declined by 1% from the prior-year period; risk management software revenue of $42.3 million grew 21%; and professional services revenue of $5.6 million decreased 26% from the prior-year period. A reconciliation table for MA revenue is available at the end of this press release.

In the U.S., MA revenue of $66.0 million for the fourth quarter of 2009 declined 5% from the prior-year period, reflecting the effects of customer attrition due to financial market disruption in late 2008 and early 2009. Outside the U.S., revenue increased 10% over the prior-year period to $87.9 million, primarily due to growth in the risk management software business.

Fourth Quarter and Full-Year Expenses

Fourth quarter 2009 expense for Moody’s Corporation of $306.9 million was 10% higher than in the prior-year period and included higher accruals for performance-based compensation. Moody’s reported operating margin for the fourth quarter of 2009 was 36.8%. Excluding the restructuring adjustments in the current period, expenses were 11% higher than the prior-year period and operating margin was 36.6%, compared to 31.1% in the prior-year period. Without the unfavorable impact of foreign currency translation, reported expenses increased 8%.

Full-year 2009 expenses for Moody’s Corporation of $1,109.7 million were 10% higher than the prior year. Excluding restructuring adjustments in both periods, Moody’s expenses were 8% higher in 2009, primarily due to incremental expenses from businesses acquired in the fourth quarter of 2008 and higher incentive compensation.

Moody’s effective tax rate was 38.3% for the fourth quarter of 2009, compared with 28.6% for the prior-year period. The increase was primarily due to a favorable true-up of the full-year 2008 tax accrual in the fourth quarter of 2008. In addition, the 2008 effective tax rate included realization of U.S. manufacturing and research credits and deductions. The annual effective tax rate for 2009 was 37.0% compared to 36.7% for 2008.

Full-Year 2009 Revenue Results

Revenue at Moody’s Investors Service totaled $1,217.7 million for the full-year 2009, an increase of 1% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue increased 3 percent. U.S. revenue of $663.1 million increased 3%, while non-U.S. revenue of $554.6 million decreased 1% from the prior year.

Moody’s Analytics revenue rose to $579.5 million for the full-year of 2009, up 5% from the full-year of 2008. Excluding the unfavorable impact of foreign currency translation, revenue increased by 7 percent. Revenue from research, data and analytics declined by 1% to $413.6 million, and professional services revenue was down 10% to $20.8 million. For the risk management software business, revenue increased 33% to $145.1 million, due to the acquisition of Fermat International in late 2008 and good growth from legacy products and services. U.S. revenue of $257.7 million decreased 3% from the full-year 2008 results. Non-U.S. revenue of $321.8 million increased 13% from 2008 and represented 56% of total revenue, up from 52% in 2008.

Capital Allocation and Liquidity

On December 15, 2009, Moody’s increased its quarterly dividend by 5% to 10.5 cents per share of Moody’s common stock. During the fourth quarter of 2009, Moody’s did not repurchase shares and issued 0.4 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2009 totaled 236.9 million, representing a 1% increase from a year earlier. Additionally, as of December 31, 2009, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $1.2 billion of outstanding debt and approximately $550 million of additional debt capacity available under its revolving credit facility. Moody’s reduced total outstanding debt by $87 million during the fourth quarter and $274 million for the full-year of 2009. At year-end, total cash and cash equivalents were $473.9 million, an increase of $228 million from a year earlier.

Assumptions and Outlook for Full-Year 2010

Moody’s outlook for 2010 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the eventual withdrawal of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from the current outlook.

For Moody’s overall, the Company expects full-year 2010 revenue to increase in the high-single-digit percent range. Full-year 2010 expenses are also expected to increase in the high-single-digit percent range. Full-year 2010 operating margin is projected in the high-thirties percent range and the effective tax rate is expected in the range of 37 to 38 percent. Share repurchase is expected to resume at modest levels in 2010 subject to available cash flow and other capital allocation decisions. The Company expects diluted earnings per share for full-year 2010 in the range of $1.75 to $1.85. This outlook assumes foreign currency translation at end-of-year 2009 rates.

For the global MIS business, revenue for the full-year 2010 is expected to increase in the high-single- to low-double-digit percent range. Within the U.S., MIS revenue is expected to increase in the mid-teens percent range, while non-U.S. revenue is expected to increase in the mid-single-digit percent range. Corporate finance revenue is expected to increase in the high-teens percent range with anticipated growth in speculative-grade issuance activity offset by moderation of investment-grade issuance from the high volume of 2009. Structured finance revenue is expected to increase in the mid-single-digit percent range reflecting modest growth in most asset classes. Revenue from financial institution ratings is expected to increase in the low-single-digit percent range, while revenue from public, project and infrastructure finance is expected to increase in the low-double-digit percent range.

For Moody’s Analytics, full-year 2010 revenue is expected to increase in the mid-single-digit percent range. Revenue growth is expected in the low-single-digit percent range for research, data and analytics, in the mid-teens percent range for risk management software, and in the high-single- to low-double-digit percent range for professional services. MA revenue is expected to increase in the low-single-digit percent range in the U.S. and in the mid-single-digit percent range outside the U.S.

Conference Call

A conference call to discuss fourth quarter 2009 results will be held this morning, February 4, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed through Moody's Shareholder Relations website, http://ir.moodys.com under “Featured Events”, until midnight Eastern Time, February 28, 2010.

A replay of the teleconference will be available from 4:00 p.m. Eastern Time, February 4, 2010 until midnight Eastern Time, February 28, 2010. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2814160.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2009, employs approximately 4,000 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2010 and other forward-looking statements in this release are made as of February 4, 2010, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of credit rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the outcome of legislative initiatives attempting to modify, in a manner adverse to credit rating agencies, the rules governing the potential liability of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Amounts in millions, except per share amounts	2009	2008	2009	2008

Revenue	$485.8	$403.7	$1,797.2	$1,755.4

Expenses:
Operating	146.9	127.4	532.4	493.3
Selling, general and administrative	144.5	119.5	495.7	441.3
Restructuring	(1.1)	0.2	17.5	(2.5)
Depreciation and amortization	16.6	31.2	64.1	75.1
Total expenses	306.9	278.3	1,109.7	1,007.2

Operating income	178.9	125.4	687.5	748.2
Non-operating (expense) income, net
Interest (expense) income, net	(12.5)	(15.7)	(33.4)	(52.2)
Other non-operating (expense) income, net	0.9	14.9	(7.9)	33.8
Total	(11.6)	(0.8)	(41.3)	(18.4)
Income before provision for income taxes	167.3	124.6	646.2	729.8
Provision for income taxes	64.0	35.6	239.1	268.2
Net income	103.3	89.0	407.1	461.6
Less: net income attributable to noncontrolling interests	1.4	0.3	5.1	4.0
Net income attributable to Moody's Corporation	$101.9	$88.7	$402.0	$457.6

Earnings per share attributable to Moody's common shareholders
Basic	$0.43	$0.38	$1.70	$1.89
Diluted	$0.43	$0.37	$1.69	$1.87

Weighted average number of shares outstanding
Basic	236.6	236.2	236.1	242.4
Diluted	238.5	237.8	237.8	245.3

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Amounts in millions	2009	2008	2009	2008

Moody's Investors Service
Structured Finance	$78.7	$91.0	$304.9	$404.7
Corporate Finance	115.2	57.8	408.2	307.0
Financial Institutions	72.0	56.5	258.5	263.0
Public, Project and Infrastructure Finance	66.0	48.6	246.1	230.0
Intersegment royalty	16.4	16.1	60.0	63.6
Sub-total MIS	348.3	270.0	1,277.7	1,268.3
Eliminations	(16.4)	(16.1)	(60.0)	(63.6)
Total MIS revenue	331.9	253.9	1,217.7	1,204.7

Moody's Analytics (a)
Research, Data and Analytics	106.0	107.1	413.6	418.7
Risk Management Software	42.3	35.1	145.1	108.8
Professional Services	5.6	7.6	20.8	23.2
Total MA revenue	153.9	149.8	579.5	550.7
Total Moody's Corporation revenue	$485.8	$403.7	$1,797.2	$1,755.4

Moody's Corporation revenue by geographic area

United States	$245.1	$195.5	$920.8	$910.1
International	240.7	208.2	876.4	845.3

	$485.8	$403.7	$1,797.2	$1,755.4

(a) During the fourth quarter of 2009 the MA groupings were realigned and renamed to reflect the reporting unit structure for the MA segment at December 31, 2009. A reconciliation table for MA revenue is available at the end of this press release.

Moody's Corporation
Consolidated Interest (Expense) Income, Net (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Amounts in millions	2009	2008	2009	2008

Interest (expense) income:
Expense on borrowings	$(10.7)	$(15.8)	$(45.5)	$(60.0)
Income	0.5	2.9	2.5	18.1
Legacy tax (a)	-	-	6.5	2.3
Unrecognized tax benefits and other tax	(2.7)	(3.3)	1.6	(13.7)
Interest capitalized	0.4	0.5	1.5	1.1
Total interest (expense) income, net	$(12.5)	$(15.7)	$(33.4)	$(52.2)

(a) The 2009 amount represents interest income related to the favorable settlement of the 1993 - 1996 legacy tax matter; the 2008 amount represents a reduction of accrued interest due to the favorable resolution of legacy tax matters

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2009	2008
Amounts in millions

Cash and cash equivalents	$473.9	$245.9
Short-term investments	10.0	7.1
Total current assets	1,010.3	809.1
Non-current assets	993.2	964.3
Total assets	2,003.5	1,773.4
Total current liabilities	1,236.2	1,393.1
Total debt (1)	1,193.7	1,467.7
Other long-term liabilities	617.2	616.4
Total shareholders' deficit	(596.1)	(986.1)
Total liabilities and shareholders' deficit	2,003.5	1,773.4

Actual number of shares outstanding	236.9	235.1

(1) Includes long-term debt of $746.2 million and $750.0 million at December 31, 2009 and 2008, respectively. Additionally, this includes amounts outstanding under the Company's commercial paper program of $443.7 million and the current portion of long-term debt of $3.8 million at December 31, 2009, and $104.7 million and $613.0 million under the commercial paper program and revolving credit facility, respectively, at December 31, 2008, which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended December 31,
Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$485.8	$-		$485.8	$403.7	$-		$403.7
Expenses	306.9	1.1	(a)	308.0	278.3	(0.2)	(a)	278.1
Operating income	178.9	(1.1)		177.8	125.4	0.2		125.6
Non-operating (expense) income, net	(11.6)	-		(11.6)	(0.8)	-		(0.8)
Income before provision for income taxes	167.3	(1.1)		166.2	124.6	0.2		124.8
Provision for income taxes	64.0	(0.4)	(b)	63.6	35.6	0.1	(b)	35.7
Net income	103.3	(0.7)		102.6	89.0	0.1		89.1
Less: net income attributable to noncontrolling interests	1.4	-		1.4	0.3	-		0.3
Net income attributable to Moody's Corporation	$101.9	$(0.7)		$101.2	$88.7	$0.1		$88.8

Earnings per share attributable to Moody's common shareholders
Basic	$0.43			$0.43	$0.38			$0.38
Diluted	$0.43			$0.42	$0.37			$0.37

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three-month periods ended December 31, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009

(b) To reflect the income tax impacts related to the adjustments described in note (a) above

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Twelve Months Ended December 31,
Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$1,797.2	$-		$1,797.2	$1,755.4	$-		$1,755.4
Expenses	1,109.7	(17.5)	(a)	1,092.2	1,007.2	2.5	(a)	1,009.7
Operating income	687.5	17.5		705.0	748.2	(2.5)		745.7
Non-operating (expense) income, net	(41.3)	(6.5)	(b)	(47.8)	(18.4)	(13.3)	(b)	(31.7)
Income before provision for income taxes	646.2	11.0		657.2	729.8	(15.8)		714.0
Provision for income taxes	239.1	8.3	(c)	247.4	268.2	(3.5)	(c)	264.7
Net income	407.1	2.7		409.8	461.6	(12.3)		449.3
Less: net income attributable to noncontrolling interests	5.1	-		5.1	4.0	-		4.0
Net income attributable to Moody's Corporation	$402.0	$2.7		$404.7	$457.6	$(12.3)		$445.3

Earnings per share attributable to Moody's common shareholders
Basic	$1.70			$1.71	$1.89			$1.84
Diluted	$1.69			$1.70	$1.87			$1.82

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the twelve-month periods ended December 31, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009

(b) To exclude benefits relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude a $4.3 million tax benefit recorded in the second quarter of 2009 related to the settlement of a legacy tax matter

Moody's Corporation
Summary Impact of MA Realignment of Reported Revenue

Amounts in millions	Three Months Ended December 31, 2008
	Previously		2008 Adjusted
	Reported	Reclassifications (a)	Presentation

Research, Data and Analytics	$122.0	$(14.9)	$107.1
Risk Management Software	19.1	16.0	35.1
Professional Services	8.7	(1.1)	7.6
Total MA revenue	$149.8	$-	$149.8

Amounts in millions	Twelve Months Ended December 31, 2008
	Previously		2008 Adjusted
	Reported	Reclassifications (a)	Presentation

Research, Data and Analytics	$475.9	$(57.2)	$418.7
Risk Management Software	49.2	59.6	108.8
Professional Services	25.6	(2.4)	23.2
Total MA revenue	$550.7	$-	$550.7

(a) During the fourth quarter of 2009 the MA groupings were realigned and renamed to reflect the reporting unit structure for the MA segment at December 31, 2009. Pursuant to this realignment the Subscriptions grouping was renamed Research, Data and Analytics and the Software grouping was renamed Risk Management Software. The revised groupings classify certain subscription-based risk management software revenue and advisory services relating to software sales to the redefined Risk Management Software line of business.

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
OR
Investor Relations Contact:
Liz Zale
Vice President
Investor Relations
212-553-1633
elizabeth.zale@moodys.com